MERRIMAC SERIES
                               AMENDMENT NO. 2 TO
                             MASTER TRUST AGREEMENT

     AMENDMENT NO. 2 to the Master Trust  Agreement dated March 30, 1998 of the

Merrimac Series (the "Trust") made at Boston, Massachusetts as of this 15th day of March, 1999.

     WHEREAS,  Section  7.3 of the  Agreement  of the Trust  provides  that the

Agreement may be amended at any time by an  instrument  in writing  signed by a majority of Trustees of the Trust without the vote of the  Shareholders  of the

Trust,  so long as such amendment  does not adversely  affect the rights of any shareholder;

     WHEREAS,  Section  4.1 of the  Agreement  of the Trust  provides  that the

Trustees of the Trust may establish and designate  additional  Series of Shares by an instrument in writing signed by a majority of Trustees of the Trust; and

     WHEREAS,  the  Trustees of the Trust  desire to  establish  an  additional

Series of Shares to be identified as the "Merrimac U.S. Government Series."

     NOW, THEREFORE, the Trustees hereby state that:

     1. Section 4.2 of the  Agreement and all other  appropriate  references in the Agreement are amended to designate and establish a new Series of shares (in addition to the  Merrimac  Cash  Series,  the  Merrimac  Treasury  Series,  the

Merrimac Treasury Plus Series, and the Merrimac Short-Term Asset Reserve Series

heretofore  established  and  designated)  to be  known  as the  Merrimac  U.S

Government  Series,  effective  as of this  date,  such new  Series to have the relative rights and preferences set forth in Section 4.2 of the Agreement.

     2. The initial paragraph of Section 4.2 of the agreement, as heretofore in effect, is amended to read as follows:

       "Section 4.2  Establishment  and  Designation  of Sub-Trusts  and
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       Classes. Without limiting the authority of the Trustees set forth
       -------
       in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate five Sub-Trusts identified as "Merrimac Cash Series," "Merrimac Treasury Series,"
       "Merrimac  Treasury  Plus  Series,"  "Merrimac  U.S.   Government
       Series" and "Merrimac Short-Term Asset Reserve Series," which Sub-Trusts shall consist of three classes of shares identified as the "Premium Class" the "Institutional Class" and "Investment Class" Shares. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seal for themselves and their assigns, as of this 15th day of March, 1999.



                     /s/ Edward F. Hines, Jr.
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                         Edward F. Hines, Jr.



                     /s/ Francis J. Gaul, Jr.
     ------------------------------------------
                         Francis J. Gaul, Jr.




     ------------------------------------------
                         Thomas E. Sinton



                     /s/ Kevin J. Sheehan
     ------------------------------------------
                         Kevin J. Sheehan